     Exhibit 11.2
NOKIA CORPORATION – INSIDER TRADING POLICY

1General rules applicable to all Nokia employees
This Nokia Insider Policy (the “Policy”) sets out Nokia-wide rules and practices based on applicable insider laws and regulations. The Policy is applicable to all Nokia Employees and to additional persons or entities, as defined in the applicable regulation, who are working for Nokia under an agreement or otherwise performing tasks through which they have access to Inside Information (as defined in this Policy), such as advisers, accountants, auditors or credit rating agencies.
For detailed definitions of used terms, please refer to Section 7 ‘Definitions’.
Nokia Corporation’s (together with its group companies, “Nokia”) securities are subject to public trading in, among others, Nasdaq Helsinki in Finland, Euronext Paris in France, and the New York Stock Exchange in the United States. As an issuer of publicly traded financial instruments Nokia is subject to securities and insider laws and regulations. The purpose of the Policy is to ensure full compliance with applicable rules and that Inside Information is recognized and treated in an appropriate manner and with highest integrity at Nokia.
1.1Inside information and unlawful use and disclosure of inside information (general prohibition)
Inside Information means information of a precise nature relating, directly or indirectly, to one or more issuers, such as Nokia Corporation, or to one or more Financial Instruments, such as Nokia Securities, which
•has not been made public; and
•if it was made public, would be likely to have a significant effect on the prices of those Nokia Securities or other Financial Instruments.
The effect of the Inside Information on the price of the Nokia Securities or other Financial Instrument can be positive or negative.
According to the general prohibition by law, while in possession of Inside Information, one is prohibited from using that information by
•engaging or attempting to engage in Insider Dealing, such as trading, purchasing and selling shares and other Financial Instruments to which the Inside Information relates;
•recommending that another person engages in Insider Dealing, or inducing another person to engage in Insider Dealing; and
•unlawfully disclosing Inside Information to any other person, except where the disclosure is made in the normal exercise of an employment, a profession or duties, and the recipient is bound by appropriate confidentiality obligations.
The use of Inside Information by cancelling or amending an order concerning a Financial Instrument to which the information relates, and when the order was placed before the person concerned possessed the Inside Information, is also considered to be Insider Dealing.
The general prohibition applies at all times regardless of whether the person has been entered into an Insider Register and notified of his/her insider status. The ultimate responsibility for compliance is always with the individual. It is extremely important for Nokia that no dealings or disclosure by Nokia Employees take place in violation of laws and regulations. A breach of the insider laws may not only be a criminal offense and cause the employee to become

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subject to criminal proceedings and/or administrative sanctions, but would also cause serious damage and loss of goodwill to Nokia.
1.2Trading in Nokia securities
The general prohibition to engage in Insider Dealing does not prevent Nokia Employees from trading in Nokia Securities or other related Financial Instruments when not in possession of Inside Information about Nokia or Nokia Securities, when not included in an Insider Register and when no other trading restrictions apply (see Section 3 below). In fact, Nokia encourages Nokia Employees to invest in Nokia on a long-term basis but discourages trading in Nokia Securities with a view to short-term profit. All transactions with Nokia Securities and related other Financial Instruments made by individuals subject to this Policy must be made in compliance with the general prohibition, meaning that investment decisions must not be made on the basis of, and while in possession of, Inside Information.
1.3Other companies’ securities and financial instruments
Nokia Employees may also obtain Inside Information concerning other companies through their employment, including information related to Nokia’s customers, suppliers and partners. The general prohibition applies equally to persons dealing in the Financial Instruments of public companies, other than Nokia, when in possession of Inside Information relating to such other companies or their Financial Instruments.
Accordingly, Nokia Employees are
•advised not to trade in the Financial Instruments of Nokia's suppliers, customers, partnering companies (actual or potential) and other companies with which Nokia has a business relationship of significant importance to such other company; and
•prohibited from trading in the Financial Instruments of such company, if they are directly involved with such business relationship through their position and responsibilities at Nokia or otherwise possess Inside Information regarding such company.
1.4Confidential and secret information
Nokia Employees should consider all information which they have access to due to their employment at minimum as ‘Nokia Internal Use’, unless specifically made public by Nokia. Confidential information can be shared only on a ‘need-to-know’ basis even within Nokia whereas access to secret information is even further limited. However, not even secret information is necessarily classified as Inside Information, as specified in this Policy and applicable laws.
2Nokia insiders, insider registers and related trading restrictions
Nokia Insiders are persons who have been identified as insiders by their inclusion in an Insider Register of a specific project and who have been notified of their insider status. There are no permanent insiders at Nokia, but insiders are identified on a case-by-case basis for specific projects. Certain persons have also non-project specific trading restrictions imposed on them as described in Section 3 of this Policy.
2.1Insider registers
The determination of whether a specific information is Inside Information or a project includes Inside Information, shall be made by the person(s) authorized by Nokia’s Board of Directors.
If Inside Information is identified, but its publication is delayed in accordance with applicable laws, the Nokia Insider Administration will
•create a register of all Nokia Employees who have access to Inside Information as well as of other persons or entities who are working for Nokia under an agreement or otherwise performing tasks through which they have access to Inside Information, such as advisers, accountants, auditors or credit rating agencies (“Insider Register”);
•promptly update the Insider Register when required;
•notify the persons included in the Insider Register of their insider status and related obligations and sanctions; and
•notify the persons included in the Insider Register of the termination of their insider status.
Where a third party acting on behalf of, or on the account of, Nokia assumes the task of creating and updating an insider register of their own employees having access to Inside Information relating to Nokia, the Nokia Insider Administration must notify the third party of their obligations and of the required content of the insider register. If such third parties are not bound by an obligation of confidentiality to Nokia, appropriate non-disclosure undertakings or agreements must be signed.

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Individuals included in an Insider Register, whether created by Nokia or by a party acting on behalf of Nokia, will be required to acknowledge, in writing, their legal and regulatory duties and must also acknowledge that they are aware of the sanctions applicable to Insider Dealing and unlawful disclosure of Inside Information.
2.2Trading restrictions concerning Nokia insiders
Nokia Insiders will be informed that they have been included in an Insider Register and of the trading and disclosure restrictions imposed on them. After becoming aware of Inside Information, Nokia Insiders are prohibited from trading in or acquiring or disposing of, for his/her own account or for the account of a third party, directly or indirectly, Nokia Securities and related other Financial Instruments. This prohibition includes cancelling or amending an order concerning Nokia Securities and related other Financial Instruments after becoming aware of Inside Information.
Upon disclosure of the Inside Information or termination of the project, the Nokia Insider Administration will notify the Nokia Insiders when the trading restrictions have ended.
Regardless of whether a Nokia Employee has been included in an Insider Register and notified of his/her insider status, all Nokia Employees are subject to the general prohibition that applies at all times when a Nokia Employee is in possession of Inside Information. The ultimate responsibility for compliance is always with the individual.
The above trading restrictions apply also to children under the guardianship of as well as to corporations and other legal entities controlled by a Nokia Insider. Nokia Insiders are responsible for compliance with the trading restriction also when the management of their trading activities has been assigned to another party, such as a broker.
3Other trading restrictions
In addition to the trading restrictions related to Nokia Insiders (see Section 2.2 above), the following trading restrictions apply in connection with the preparation of Nokia’s quarterly and annual results announcements.
3.1Persons discharging managerial responsibilities
The members of the Nokia Board of Directors and the Group Leadership Team have been identified as Persons Discharging Managerial Responsibilities, as defined in the applicable laws.
The following trading restrictions are applicable to Persons Discharging Managerial Responsibilities:
Closed window period
•During a 30-calendar day period preceding the disclosure of Nokia’s quarterly or annual result announcements, as well as the day of the disclosure, trading and any other transactions for his/her own account or for the account of a third party, directly or indirectly, relating to Nokia Securities or related other Financial Instruments are prohibited.
The above trading restriction applies also to children under the guardianship of as well as to corporations and other legal entities controlled by Persons Discharging Managerial Responsibilities. It is recommended that Persons Discharging Managerial Responsibilities inform their spouses and other persons living in the same household about the above trading restriction and instruct them to comply with the same restrictions as applicable to Persons Discharging Managerial Responsibilities. Person Discharging Managerial Responsibilities is responsible for compliance with the trading restriction also when the management of his/her trading activities has been assigned to another party, such as a broker.
Further, if Person Discharging Managerial Responsibilities has invested in a fund where Nokia’s shares or other Financial Instruments represent 20% or more of the composition of the fund’s investment and the person (i) knows or could have knowledge of the fund’s composition and (ii) can influence the investment decisions of said fund, the above closed window period applies also to the fund in question.
Trading clearance
Persons Discharging Managerial Responsibilities must clear with the Chief Legal Officer and/or the head of Corporate Legal, a planned transaction in Nokia Securities or related other Financial Instruments at least one business day before the intended transaction.
Evaluation of a planned transaction is conducted based on information provided by the person or otherwise available. The decision made based on the evaluation is final. However, regardless of such evaluation, the ultimate responsibility for compliance with the general prohibition (see Section 1.1) is always with the Person Discharging Managerial Responsibilities.

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It is recommended that trading and other transactions in Nokia Securities and related other Financial Instruments be carried out in times when the information available to the market is as complete as possible. However, individuals must refrain from such trading if they are in possession of Inside Information at the time.
Trading Plans
In addition to the above trading restrictions applicable to Persons Discharging Managerial Responsibilities, the Directors and Executive Officers must notify the head of Corporate Legal of any already existing Trading Plans and of any intentions to adopt or modify a Trading Plan.
Rule 10b5-1 of the U.S. Securities Exchange Act of 1934 (as amended) requires a minimum “cooling-off” period between the date a Trading Plan is adopted or modified and when the trading under the plan commences:
•Directors and Executive Officers may not make any purchases or sales under a Trading Plan until at least the later of (i) 90 days after adopting the plan, and (ii) two business days following the filing of a Form 6-K or 20-F covering Nokia’s financial results for the fiscal quarter in which the Trading Plan was adopted or modified, but in no event later than 120 days after adopting the Trading Plan; and
•for all other employees, a cooling-off period is at least 30 days between the adoption or modification of the Trading Plan.
Directors and Executive Officers entering into a new or modified 10b5-1 Trading Plan will be required to include certain written representations attesting (i) no awareness of material non-public information about Nokia or its securities, and (ii) good faith adopting or modifying the 10b5-1 Trading Plan and not as a part of a plan or scheme to evade the prohibitions of 10b5-1 or any applicable laws.
An individual may not have in effect more than one Trading Plan at the same time, except in limited circumstances permitted by applicable law and approved in advance by the head of Corporate Legal.
The head of Corporate Legal will provide further guidance on the applicable regulations related to the adoption or modification of such Trading Plan, including but not limited to the applicable “cooling-off” period.
3.2Financial reporting persons
Certain persons, as separately designated, have been identified to be recurrently involved with the preparation of quarterly and annual results announcements of Nokia (“Financial Reporting Persons”).
The following trading restriction is applicable to Financial Reporting Persons:
Closed window period
•During a 30-calendar day period preceding the disclosure of Nokia’s quarterly or annual result announcements, as well as the day of the disclosure, trading and any other transactions for his/her own account or for the account of a third party, directly or indirectly, relating to Nokia Securities or related other Financial Instruments are prohibited.
The above trading restriction applies also to children under the guardianship of as well as to corporations and other legal entities controlled by Financial Reporting Persons. It is recommended that Financial Reporting Persons inform their spouses and other persons living in the same household about the above trading restriction and instruct them to comply with the same restrictions as applicable to Financial Reporting Persons. Financial Reporting Persons are responsible for compliance with the trading restriction also when the management of his/her trading activities has been assigned to another party, such as a broker.
It is further recommended that trading and other transactions in Nokia Securities and related other Financial Instruments be carried out in times when the information available to the market is as complete as possible. However, individuals must refrain from such trading if they are in possession of Inside Information at the time.
The Nokia Insider Administration maintains a list of persons in such reporting roles and informs the persons on their status as Financial Reporting Persons. Financial Reporting Persons are required to notify the Nokia Insider Administration of any change in their employment position to the extent that it has an effect on their role in the financial reporting of Nokia. Financial Reporting Persons are also required to provide the Nokia Insider Administration additional information on their personal details, as well as holdings in and transfers of Nokia Securities, upon request.
3.3Exceptions to trading restrictions
Under certain exceptional circumstances and within the limits set by applicable laws and regulations, an exception to the above trading restrictions may be granted. Such exception can be granted only by the Chief Legal Officer or by

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the head of Corporate Legal, based on a written request by the applicant containing the information necessary to assess the prerequisites for an exception. No exception shall be granted if the applicant is in possession of Inside Information.
4Nokia Insider Administration
The Nokia Insider Administration’s responsibilities, additional information and training
The Nokia Insider Administration resides with the Corporate Legal team. The Nokia Insider Administration is responsible for, among other things, internal communication, guidance and training related to insider matters; creating and administering Insider Registers; monitoring compliance with insider rules; communication related to trading restrictions; and monitoring regulatory and legal developments, as well as practices, related to insider matters. For further information on these topics, Nokia Employees are encouraged to refer to the internal Inside Information Standard Operating Procedure the purpose of which is to provide general guidance on assessing Inside Information, to outline Nokia’s disclosure obligations as well as to create best practices and appropriate procedures within Nokia for handling and disclosure of Inside Information.
The Nokia Insider Administration may at times monitor the trading by Nokia Insiders and by Persons Discharging Managerial Responsibilities. The Nokia Insider Administration can also monitor the trading by Financial Reporting Persons.
5Compliance with the policy
Violations of the Nokia Insider Policy must be reported to the head of Corporate Legal in order to collect relevant information, investigate and take appropriate actions where needed. Nokia Employees may also use channels provided by Nokia Code of Conduct for reporting incidents involving alleged violations of the Policy. Violation of the Policy may not only be a criminal offence and cause the employee to become subject to criminal proceedings and/or administrative sanctions, but may be regarded as a reason for disciplinary actions up to termination of employment.
6Amending the policy
The Policy has been approved by the Nokia Board of Directors.
The Legal & Compliance team periodically reviews the Policy and any material changes to the Policy are approved by the Board of Directors.
7Definitions
Executive Officer – The president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for Nokia. Executive officers of the Nokia group companies are deemed executive officers if they perform such policy-making functions for Nokia. “Policy-making function” does not include policy-making functions that are not significant. In Nokia Group, all members of the Group Leadership Team in addition to Vice President, Corporate Controlling and Accounting, are deemed Executive Officers under the above definition.
Financial Instruments – Shares, debt instruments and derivatives linked to such shares or debt instruments, other transferable securities, money-market instruments, units in collective investment undertakings, options, futures, swaps, forward rate agreements and any other derivative contracts relating to securities, currencies, interest rates or yields or any other derivative instruments, financial indices or financial measures, derivative instruments for the transfer of credit risk and financial contracts for differences.
Financial Reporting Persons – Separately designated persons, who have been identified to be recurrently involved with the preparation of quarterly and annual results announcements of Nokia.
Inside Information – Information of a precise nature, which has not been made public, relating, directly or indirectly, to one or more issuers, such as Nokia Corporation, or to one or more Financial Instruments, such as Nokia Securities, and which, if it were made public, would be likely to have a significant effect on the prices of those Financial Instruments.

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Insider Dealing – If a person possesses Inside Information and uses that information for trading in or acquiring or disposing of, for his/her own account or for the account of a third party, directly or indirectly, Nokia Securities or other Financial Instruments to which that information relates. The use of Inside Information by cancelling or amending an order concerning a Financial Instrument to which the information relates, and when the order was placed before the person possessed the Inside Information, is also considered to be Insider Dealing.
Insider Register – Register maintained by the Nokia Insider Administration which includes persons who have knowledge of Inside Information in connection with a specific project.
Nokia Employee – An employee of any company belonging to the Nokia Group, including the members of the Nokia Board of Directors and the President and CEO.
Nokia Insider – A person who has been identified as an insider by including him/her into an Insider Register.
Nokia Securities - Nokia shares, Nokia's American Depositary Shares (ADSs or ADRs), Nokia stock options, Nokia warrants, Nokia bonds, Nokia convertible bonds, any other Financial Instruments relating to any Nokia Security mentioned above, and shares in mutual funds and other collective investment vehicles which invest a significant portion of their funds (20% or more) in Nokia Securities mentioned above.
Person Discharging Managerial Responsibilities – A member of the Board of Directors or the Group Leadership Team of Nokia.
Trading Plan – A written plan between a broker and a Director or Executive Officer regarding trading in Nokia Securities or related other Financial Instruments that meets each of the following requirements: (1) the plan was entered into when the person was not in possession of material nonpublic information; (2) the plan complies with the requirements of Rule 10b5-1 of the U.S. Securities Exchange Act of 1934 (as amended); (3) the plan must either specify the amount, price and date of the transactions to be undertaken or provide a written formula, algorithm, or computer program for determining such amount, pricing and date; (4) the plan did not permit a person to exercise subsequent influence over the amount of securities to be traded, the price or date; and (5) there is a “cooling off” period between the date a trading plan is adopted or modified and when the trading commences.

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